March 1, 2012

Dear Shareholder,

I wanted to give you an update on several important developments relating to your investment in Cornerstone Core Properties REIT, Inc. (the “Company”).

Management Changes

On December 29, 2011, Mr. Stephen I. Robie became Chief Financial Officer, Treasurer and Secretary of the Company. Mr. Robie has over twenty years of global real estate finance experience managing the financial operations of both high-growth, high-profit S&P 500 corporations and start-up, entrepreneurial ventures. His past experience includes being Senior Vice President of Finance at HCP, Inc. where his responsibilities included managing financial operations and coordinating all aspects of financial and strategic planning for the $15 billion REIT with over 700 properties diversified among hospitals, senior housing, medical offices, life science and skilled nursing facilities. Mr. Robie was also with General Electric Company (“GE”) and its commercial real estate division, GE Real Estate, where he served as Manager of Finance for GE Real Estate’s North America Equity Investments responsible for managing all finance and accounting operations of more than $10 billion of real estate in three countries and supporting the origination, structuring and execution of large, complex real estate transactions.

De-Levering the Balance Sheet

The Company has been focused on de-levering its balance sheet. Three properties were sold during the fourth quarter of 2011, totaling approximately $24.8 million in sales value. The proceeds were used to pay down approximately $13.5 million of debt over the past four months and to build cash reserves to conserve liquidity.

On February 13, 2012, the Company amended its loan agreement with Wells Fargo Bank (as successor to Wachovia Bank), extending the maturity date two years to February 13, 2014. In connection with this amendment, we made a principal payment of $7.5 million, reducing the outstanding principal amount of our obligations under the loan agreement from $14.3 million to $6.8 million, and paid fees and expenses totaling approximately $65 thousand. Additionally, the Company was able to lower the interest rate on the amended loan by 100 basis points, to 3.50%, which will generate approximately $400 thousand in interest expense savings in 2012. The Company is very pleased that it was able to negotiate these beneficial changes to this maturing loan.

With the most recent pay down of the Wells Fargo loan, the Company has reduced its debt obligations by approximately 50% from $27.0 million as of September 30, 2011 to approximately $13.5 million currently. This equates to a 29% loan-to-value on our current real estate portfolio. The Company will continue to explore selling additional properties in order to further reduce or potentially eliminate its remaining debt obligations.

Current Property Portfolio

Our current property portfolio is approximately 69% occupied as of December 31, 2011, a significant decline from over 92% as of December 31, 2008. The majority of the Company’s real estate investments was made between 2006 and 2008 and involved the acquisition of multi-tenant, industrial business parks catering to small business tenants. The global recession which began in early 2008 has caused significant declines in commercial real estate values, declines in the rental rates we have been able to attain, and significant declines in overall occupancy rates at the properties we purchased. We have yet to see a recovery of small businesses in the United States and the slowdown in the U.S. economy continues to weaken the demand for rental space by small business owners.

Revised Valuation

The Company recently filed an 8-K disclosure with the Securities and Exchange Commission disclosing that its Board of Directors had adopted a revised valuation of the shares of common stock of the Company. The revised valuation is $2.25 per share. This is a substantial reduction from the original issue price of $8.00 per share. The estimated per-share value has been adversely affected by the recent global economic downturn, negatively impacting our small-business tenant base, which has resulted in approximately $43.0 million of previously announced impairment charges recorded in the second and third quarters of 2011 and significant occupancy decreases impacting expected future cash flows.

The following table summarizes the primary components of the decline in the per-share value for a typical purchase of Company shares.

Original issue price	$8.00
Commissions paid	(0.80)
Organizational and offering costs*	(0.24)
Cash distributions paid to shareholders	(1.43)
Share redemptions	(0.59)
Declines in real estate and other values	(2.69)
Revised per-share valuation	$2.25

*Represents legal, accounting, printing, mailing and filing fees, and other expenses in connection with the offering of shares.

Growing Shareholder Value

The Company believes that it has the ability to increase shareholder value going forward. Part of the strategy that the Board of Directors is considering to increase shareholder value would involve the repositioning of the Company’s current property portfolio into higher income-producing properties in more recession-resistant sectors of the U.S. economy, including healthcare. This repositioning strategy, if adopted, would, we believe, grow the portfolio, improve overall portfolio occupancy and increase income from its current levels.

Evaluating Reinstating Cash Distribution to Shareholders

The Board of Directors will evaluate, on a quarter-by-quarter basis, the Company’s ability to reinstate cash distributions to shareholders as progress is made towards increasing the Company’s ongoing funds from operations. With new management changes, the Company is focused on increasing income and managing costs in order to ultimately reinstate cash distributions to shareholders as soon as possible.

Evaluating Reinstating the Share Redemption Plan

The Board of Directors will evaluate, on a quarter-by-quarter basis, the Company’s ability to reinstate the share redemption plan. In order to reinstate the share redemption plan, the Company must first successfully execute its plan to increase its funds from operations while maintaining a strong, conservative balance sheet strategy, including actively managing debt-to-equity levels and maintaining available sources of liquidity. The Company is focused on reinstating its share redemption plan as soon as possible.

Reduction in Advisory Fees

We have not paid property acquisition fees to our advisor since the third quarter of 2010. Asset management fees paid to our advisor have been reduced by approximately 53% since the beginning of the recession in 2008 in part due to asset sales to pay down debt. The Board of Directors continues to evaluate all fees and expense reimbursements paid to our advisor.

Despite these challenging economic times, the Company believes it has the resiliency to move forward and execute on a business strategy focused on increasing income, reinstating cash distributions, reinstating the share redemption plan and growing shareholder value.

Yours sincerely,

Terry Roussel

Chairman and CEO

Cc: Financial Advisor

This letter contains forward-looking statements relating to the business and financial outlook of Cornerstone core Properties REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward –looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release such factors include those described in the Risk Factors sections of the prospectus for the offering of shares of Cornerstone Core Properties REIT, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Cornerstone Core Properties REIT, Inc. • 1920 Main Street, Suite 400 • Irvine, California 92614

Toll-free (877) 805-3333 • Local (949) 852-1007 • www.CREfunds.com